PRESS RELEASE
GEOVIC CAMEROON ANNOUNCEMMENTS
29 May 2008 - Yaounde Cameroon

Geovic Cameroon (GeoCam) General Manager and Chairman of the Board of Directors, Mr. Gary R. Morris, today announced that the company is about to enter a major new phase of development at its cobalt/nickel/manganese project in East Cameroon. While exploration has continued, pre-development programs have been put in place at the remote project site east of Lomie over the course of this past year, and critical corporate agreements have been negotiated. The way forward has now been cleared for project financing, as the results of the optimized final engineering feasibility are expected soon. Key elements of infrastructure improvements and new construction will commence during the upcoming dry season, sponsored by majority shareholder Geovic, Ltd, in the US and minority shareholder Societe Nationale d’ Investissement (SNI) here in Cameroon. The company has now received all the critical Government permits to commence these construction activities. Mine and metal recovery plant construction is expected to take up to 24 months.

Mr. Morris, a geologist, announced that this is the ideal juncture in the project’s development scheme to pass the reins to a true “Friend of Cameroon”, Mr. Richard Howe, a highly skilled and experienced individual with a long-standing, highly credible portfolio of past operational duties reflecting good corporate governance. Mr. Howe has also been appointed a Director. Mr. Morris will step down as General Manager effective 31 May 2008, remaining available to effect a seamless transition. Mr. Morris will remain Chairman of the Board.

Mr. Morris was also pleased to announce today that the Board has appointed a distinguished Cameroonian as a new GeoCam Director, Mr. AYEM Moger Jean Claude, who will bring valuable insight to the Board in governing and steering the company into production. Mr. Morris continued by announcing that a second Deputy General Manager, Madame EFOUA Mbozo’o, currently senior technical advisor at SNI, has been selected to join existing Deputy GM Mr. Edouard Bateky to advance project development and assist in managing the upcoming myriad of activities just over the horizon. Madame EFOUA Mbozo’o has graciously accepted this important assignment.

Speaking after the announcement, Mr. Howe said: “I am joining Geovic at a turning point in its history. The deposits are confirmed, the market has exciting long-term prospects, and the Company is well funded to make the transition from exploration and pre-development to a fully operational and profitable business. My task, which I accept with humility and much admiration for the extraordinary determination of the pioneer shareholders who have brought the dream thus far, is to build a world-class and profitable mining company. Geovic Cameroon’s mine venture will be the first of its kind in Cameroon, possibly on the continent, to focus not just on financial performance but also on an equitable distribution of the benefits to all the stakeholders- the staff, suppliers and customers, the shareholders, and the Government of Cameroon. The environmental and social impact of this project (that means jobs, reforestation, roads, and SMEs) is given the highest priority by all the shareholders, and I look forward to building a transparent, well-governed business that meets all their aspirations.”